Exhibit 99.1

Power Solutions.    Power Solutions distributes electrical transmission and distribution products, power plant maintenance, repair and overhaul supplies and smart grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries. Power Solutions serves four distinct customer end markets: Investor-Owned Utilities, Public Power, Construction, and Industrial. Power Solutions serves electric power plant customers primarily through a bid based model and, to a lesser extent, sells maintenance, repair and overhaul products through print catalogs. Products include conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in non-residential and residential construction. Power Solutions also provides materials management and procurement outsourcing services. Power Solutions’ capabilities allow it to integrate with its customers and perform part of their sourcing and procurement function. Power Solutions operates through a network of approximately 125 branches in the United States across 30 states and 4 branches in Canada in 4 provinces. In the fiscal year ending February 1, 2015, Power Solutions generated $1.9 billion in sales and $82.2 million in Adjusted EBITDA. See footnote (a) under “Offering Memorandum Summary — Summary Financial Data — Power Solutions Business”.

Regional Coverage.    Power Solutions is organized in four United States regions — Central, Southeast, Northeast and West — and one Canadian region. Each region is headed by a regional vice president and supported in vertical sales teams aligned by Investor-Owned Utilities, Public Power, Construction (commercial and residential electrical contractors), and Industrial end markets.

Services.    Power Solutions offers an extensive suite of over 90 value-added services across more than 15 categories. These include, but are not limited to: Material Management & Logistics, Inventory Control Management, Procurement Services, Warehousing Services, Contractor Support Services, Quality Assurance/Quality Control, and Logistics and Transportation.

Employees.    Power Solutions employs approximately 1,800 employees with approximately 700 dedicated sales professionals. Approximately 42% of employees are engaged in sales, 42% are in engaged in operations and 16% are involved in business support, including category management, finance, information technology, human resources, marketing and project services. Power Solutions does not have a significant number of employees subject to collective bargaining agreements.

Suppliers.    Power Solutions maintains an extensive network of approximately 3,800 diversified suppliers. Power Solutions has senior level, long standing relationships with all of its key vendors and views them as strategic business partners. Its strategic supplier relationships provide access to new products, custom training on specialized products and early awareness of upcoming projects. Power Solutions’ top 25 suppliers represented 53% of fiscal year 2014 purchases.

Customers.    Power Solutions serves approximately 70% of the top 50 North American utility companies and many small fragmented municipalities and cooperatives. Through its IT Solutions, Power Solutions is highly integrated with its larger customers. Its customer base consists of a diverse group of approximately 13,000 customers. In fiscal year 2014, its top 25 customers represented 38% of total sales, and no single customer accounted for more than 6% of total sales.

Technology Capabilities.    Power Solutions has established scalable technology capabilities supported by a strong existing infrastructure. Power Solutions operates two ERP platforms for core operations with extensions for data management, warehouse automation, e-commerce and customer process integration. Power Solutions uses SX.e and Eclipse Systems to support purchasing, inventory management and warehousing.

Competition.    There is significant competition within each end market and geography that Power Solutions serves that creates pricing pressure and the need for constant attention to improve services. Competition is based primarily on breadth of products, quality, services, price and geographic proximity. We believe that Power Solutions has a significant competitive advantage due to its comprehensive product and service offerings, technically trained sales team and customized supply chain solutions.

Most of Power Solutions’ competitors are privately held, and, as a result, reliable competitive information is not available.

Contract Sales and Backlog.    Power Solutions has certain customers who purchase products under long-term (generally three to five-year) contractual arrangements. In such circumstances, the relationship with the customer typically involves a high degree of material requirements planning and information systems interfaces and, in some cases, may require the maintenance of a dedicated distribution facility or dedicated personnel and inventory at, or in close proximity to, the customer site to meet the needs of the customer. Such contracts do not generally require the customer to purchase any minimum amount of goods from Power Solutions, but would require that materials acquired by Power Solutions, as a result of joint material requirements planning between Power Solutions and the customer, be purchased by the customer.

Seasonality.    Power Solutions’ operating results are not significantly affected by seasonal fluctuations except for the impact resulting from variations in the number of billing days from quarter to quarter. Consecutive quarter sales from the third to fourth quarters are generally lower due to the holidays and lower number of billing days as compared to other consecutive quarter comparisons.

NON-GAAP FINANCIAL MEASURES

We have included certain non-GAAP financial measures in this offering memorandum, including, for example, EBITDA, Adjusted EBITDA and Combined EBITDA. Our management believes these non-GAAP financial measures provide useful information about our operating performance. However, these measures should not be considered as alternatives to net income or cash flows from operating activities as indicators of operating performance or liquidity. EBITDA, Adjusted EBITDA and Combined EBITDA are not recognized terms under GAAP. EBITDA, Adjusted EBITDA and Combined EBITDA have important limitations as analytical tools and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA, Adjusted EBITDA and Combined EBITDA exclude some, but not all, items that affect net income, and these measures may vary among companies. See “Offering Memorandum Summary — Summary Financial Data” for definitions of the non-GAAP financial measures used in this offering memorandum and reconciliations thereof to the most directly comparable GAAP measures.

Summary Financial Data

Anixter International Inc.

The following table presents Anixter International’s summary historical and unaudited pro forma combined financial information (“summary pro forma financial information”) for the periods and at the dates indicated. The historical income statement data for the fiscal years ended December 28, 2012, January 3, 2014 and January 2, 2015 and the historical balance sheet data as of January 3, 2014 and January 2, 2015 have been derived from Anixter International’s audited consolidated financial statements and the notes thereto incorporated by reference in this offering memorandum. The historical balance sheet data as of December 28, 2012 have been derived from Anixter International’s audited consolidated financial statements and notes thereto, which are not incorporated herein. The summary historical financial data for the six months ended July 4, 2014 and July 3, 2015 and as of July 4, 2014 and July 3, 2015 have been derived from Anixter International’s unaudited condensed consolidated financial statements incorporated by reference in this offering memorandum, which have been prepared on a basis consistent with Anixter International’s annual audited consolidated financial statements. In the opinion of Anixter International’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Anixter International’s historical results are not necessarily indicative of future operating results.

The unaudited pro forma combined income statement data for the twelve months ended July 3, 2015 have been derived by combining the unaudited statements of income of Anixter International for the twelve month period ended July 3, 2015 with the unaudited statements of income of Power Solutions for the twelve month period ended May 3, 2015. The unaudited pro forma combined income statements give pro forma effect to the consummation of the Acquisition and related financing, Anixter International’s acquisition of all of the outstanding shares of Tri-Northern Acquisition Holdings, Inc. (“Tri-Ed”) (which occurred on September 17, 2014), and Anixter International’s disposition of its OEM Supply — Fasteners business (which occurred on June 1, 2015) (collectively, the “Transactions”) as if the Transactions had occurred on January 4, 2014. The unaudited pro forma combined balance sheet has been prepared as of July 3, 2015, and give effect to the Acquisition and related financing as if they had occurred on that date. The pro forma adjustments are based upon available information and certain assumptions that Anixter International believes are reasonable.

As of the date of this offering memorandum, Anixter International has not finalized the detailed valuation studies necessary to arrive at the required fair market value of the Power Solutions assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price. Anixter International has made certain pro forma adjustments to the historical book values of the assets and liabilities of Power Solutions to reflect certain preliminary estimates of the fair value of the net assets acquired, with the excess of the estimated purchase price over the estimated fair values of Power Solution’s acquired assets and assumed liabilities recorded as goodwill. Actual results are expected to differ from these preliminary estimates once Anixter International has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurances that such finalization of the valuation studies will not result in material changes. Anixter International has performed a preliminary assessment of accounting policies and financial statement presentation which has identified certain adjustments necessary to conform information in Power Solution’s historical financial statements to Anixter International’s combined accounting policies and presentation. The review of the accounting policies is not yet complete and additional policy and presentation differences may be identified upon completion.

The summary pro forma financial information is for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Transactions been completed as of the date presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The historical consolidated financial data of Anixter International have been impacted by a number of items more fully described in its Annual Report on SEC Form 10-K for the year ended January 2, 2015 and the Quarterly Report on Form 10-Q for the quarter ended July 3, 2015 and incorporated by reference in this offering memorandum. The historical consolidated financial data and the summary pro forma financial information presented below should be read in conjunction with Anixter International’s and Power Solution’s audited financial statements and the related notes thereto and Anixter International’s unaudited pro forma combined financial information and the related notes thereto included elsewhere in this offering memorandum under the heading “Unaudited Pro Forma Combined Financial Information.”

	Fiscal Period Ended			Six Months Ended		Twelve Months Ended(a)	Pro Forma Twelve Months Ended
	December 28, 2012	January 3, 2014	January 2, 2015	July 4, 2014	July 3, 2015	July 3, 2015	July 3, 2015
(In millions)	(As Reported)			(As Reported)
Selected Income Statement Data
Net sales	$6,253.1	$6,226.5	$6,445.5	$2,617.2	$2,865.5	$5,884.1	$7,837.3
Cost of goods sold	4,844.4	4,803.8	4,977.1	2,022.1	2,227.3	4,577.6	6,232.1

Gross profit	1,408.7	1,422.7	1,468.4	595.1	638.2	1,306.5	1,605.2
Operating expenses	1,077.7	1,066.2	1,107.5	447.9	514.4	1,010.3	1,266.2
Impairment of goodwill and long-lived asses	48.5	1.7	—	—	—	—	—

Operating income	282.5	354.8	360.9	147.2	123.8	296.2	339.0
Interest expense	(59.7)	(47.4)	(48.1)	(19.1)	(26.9)	(55.2)	(85.5)
Other, net	(13.2)	(11.2)	(18.0)	(11.6)	(7.5)	(11.9)	(11.7)

Income before taxes	209.6	296.2	294.8	116.5	89.4	229.1	241.8
Income tax expense	84.8	95.7	100.0	34.3	33.4	86.8	91.6

Net income from continuing operations	$124.8	$200.5	$194.8	$82.2	$56.0	$142.3	$150.2
Net income from discontinued operations, net	—	—	—	19.0	34.5	46.9	46.9

Net income	$124.8	$200.5	$194.8	$101.2	$90.5	$189.2	$197.1

Selected Balance Sheet Data
Total assets	$3,084.0	$2,855.9	$3,586.5	$3,046.0	$3,335.4	$3,335.4	$4,358.1
Total short-term debt	$0.9	$—	$—	$—	$—	$—	$—
Total long-term debt	$976.6	$831.1	$1,207.7	$817.8	$940.7	$940.7	$1,677.3
Stockholder’s equity	$969.9	$1,027.4	$1,133.0	$1,148.3	$1,195.8	$1,195.8	$1,189.8

Other Financial Data
Working capital	$1,482.8	$1,373.3	$1,559.3	$1,469.4	$1,384.4	$1,384.4	$1,572.4
Capital expenditures	$34.2	$32.2	$40.3	$13.5	$20.2	$40.8	$47.6
Depreciation and amortization of intangibles	$32.5	$30.1	$35.7	$12.8	$20.7	$41.7	$70.2
EBITDA(c)	$301.8	$373.7	$378.6	$148.4	$137.0	$326.0	$397.5
Adjusted EBITDA(b)(c)	$404.7	$398.5	$418.7	$166.0	$165.5	$372.7	$457.9

Notes:

(a)	The results for Anixter International for the twelve months ended July 3, 2015 have been derived by adding the pro forma results as reported in our Current Report on Form 8-K filed on June 3, 2015 for the fiscal year ended January 2, 2015, which results are adjusted for the sale of the Fasteners business and further adjusted to reflect the results of operations of the Tri-Ed business from the beginning of fiscal year 2014 through the date of acquisition on September 17, 2014, to the results for the six month period ended July 3, 2015 as reported in our Quarterly Report on Form 10-Q for the six months ended July 3, 2015 and subtracting the results for the six month period ended July 4, 2014 as reported in such Quarterly Report on Form 10-Q, which results are adjusted for the sale of the Fasteners business and further adjusted to reflect the results of operations of the Tri-Ed business from the beginning of fiscal year 2014 though the end of Tri-Ed’s second fiscal quarter. See Note (a) on page 5 of Exhibit 99.2 for calculation.

(b)	Anixter International estimates that it would have incurred the following incremental costs to support the Power Solutions business. Adjusting for these costs, Combined EBITDA would have resulted in the following:

Combined Twelve Months Ended
July 3, 2015
Adjusted EBITDA	$457.9
Incremental costs	(4.7)

Combined EBITDA	$453.2

(c)	EBITDA is defined as income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and stock-based compensation. The historical consolidated financial data of Anixter International have been impacted by a number of items more fully described in its Annual Report on SEC Form 10-K for the year ended January 2, 2015 and the Quarterly Report on Form 10-Q for the quarter ended July 3, 2015 and incorporated by reference in this offering memorandum. In addition, Adjusted EBITDA for the pro forma twelve months ended July 3, 2015 also excludes Power Solutions items of non-recurring employee related cost adjustments such as bonus, severance and corporate allocations, compensation related costs primarily related to true-up bonus expense for actual amounts paid, a restructuring charge from a restructuring event in the fourth quarter of fiscal year 2013, non-cash charges primarily related to removing the results of a small business divested and a reversal of excess reserves recorded in prior periods for inventory subsequently sold and stand-alone costs related to corporate allocations that are expected to be replaced by Anixter International stand-alone costs. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income from continuing operations:

	Fiscal Period Ended			Six Months Ended		Twelve Months Ended	Pro Forma Twelve Months Ended
	December 28, 2012	January 3, 2014	January 2, 2015	July 4, 2014	July 3, 2015	July 3, 2015	July 3, 2015
(In millions)
Net income from continuing operations	$124.8	$200.5	$194.8	$82.2	$56.0	$142.3	$150.2
Interest expense	59.7	47.4	48.1	19.1	26.9	55.2	85.5
Income taxes	84.8	95.7	100.0	34.3	33.4	86.8	91.6
Depreciation and amortization of intangibles	32.5	30.1	35.7	12.8	20.7	41.7	70.2

EBITDA	$301.8	$373.7	$378.6	$148.4	$137.0	$326.0	$397.5

Foreign exchange and other non-operating expense	13.2	11.2	18.0	11.6	7.5	11.9	11.7
Stock-based compensation	14.6	13.6	13.8	6.0	6.9	13.5	16.3
Impairment of goodwill and long-lived assets	48.5	—	—	—	—	—	—
Pension-related charge	15.3	—	—	—	—	—	—
Restructuring charge	10.1	—	—	—	5.3	5.3	6.3
Inventory lower-of-cost-or-market adjustment	1.2	—	—	—	—	—	—
Acquisition and integration costs	—	—	8.3	—	1.0	8.2	8.2
Write-off of capitalized software	—	—	—	—	3.1	3.1	3.1
Venezuelan customer bad debt expense	—	—	—	—	2.6	2.6	2.6
Dilapidation provision	—	—	—	—	1.7	1.7	1.7
Pension divestiture costs	—	—	—	—	0.4	0.4	0.4
Power Solutions Non-recurring	—	—	—	—	—	—	11.2
Power Solutions Non-cash charges	—	—	—	—	—	—	(1.1)

Adjusted EBITDA	$404.7	$398.5	$418.7	$166.0	$165.5	$372.7	$457.9

Power Solutions Business

The following table presents Power Solutions’ summary historical financial data for the periods and at the dates indicated. The summary historical financial data for the fiscal years ended February 2, 2014 and February 1, 2015 have been derived from Power Solutions’ audited financial statements and the notes thereto included elsewhere in this offering memorandum. The summary historical financial data for the three months ended May 4, 2014 and May 3, 2015 have been derived from Power Solutions’ unaudited historical financial statements included elsewhere in this offering memorandum, which have been prepared on a basis consistent with Power Solutions’ annual audited financial statements. In the opinion of Power Solutions’ management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

Power Solutions’ historical results included below and elsewhere in this offering memorandum are not necessarily indicative of Power Solutions’ future performance.

The historical financial data presented below should be read in conjunction with Power Solutions’ audited financial statements and the related notes thereto, included elsewhere in this offering memorandum, and the section entitled “Unaudited Pro Forma Combined Financial Information.”

	Fiscal Period Ended		Three Months Ended		Twelve Months Ended
	February 2, 2014	February 1, 2015	May 4, 2014	May 3, 2015	May 3, 2015
(In millions)
Selected Income Statement Data
Net sales	$1,849.6	$1,909.1	$456.2	$500.3	$1,953.2
Cost of goods sold	1,571.7	1,614.4	385.3	425.4	1,654.5

Gross profit	277.9	294.7	70.9	74.9	298.7
Operating expenses	244.8	253.1	62.4	64.2	254.9

Operating income	33.1	41.6	8.5	10.7	43.8
Interest expense	(50.1)	0.3	0.1	—	0.2
Other, net	0.2	0.1	—	0.1	0.2

Income before taxes	(16.8)	42.0	8.6	10.8	44.2
Income tax expense	6.9	6.4	1.3	1.3	6.4

Net income from continuing operations	$(23.7)	$35.6	$7.3	$9.5	$37.8

Other Financial Data
Capital expenditures	$12.3	$7.2	$1.2	$0.8	$6.8
EBITDA(a)	$58.0	$67.9	$14.9	$17.5	$70.5
Adjusted EBITDA(a)	$78.8	$82.2	$18.9	$20.9	$84.2
Combined EBITDA(a)	$74.1	$77.5	$17.7	$19.7	$79.5

Notes:

(a)

EBITDA is defined as income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense, stock-based compensation and other items impacting the comparability of results. Combined EBITDA is defined as Adjusted EBITDA, less the amounts Anixter International would have incurred to support the Power Solutions business. EBITDA, Adjusted EBITDA and Combined EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDA, Adjusted EBITDA and Combined EBITDA are not necessarily comparable to similarly titled measures used by other companies. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income from continuing operations:

	Fiscal Period Ended		Three Months Ended		Twelve Months Ended
	February 2, 2014	February 1, 2015	May 4, 2014	May 3, 2015	May 3, 2015
(In millions)
Net income from continuing operations	$(23.7)	$35.6	$7.3	$9.5	$37.8
Interest expense	50.1	(0.3)	(0.1)	—	(0.2)
Income taxes	6.9	6.4	1.3	1.3	6.4
Depreciation	5.4	6.6	1.5	1.7	6.8
Amortization of intangible assets	19.3	19.6	4.9	5.0	19.7

EBITDA	58.0	67.9	14.9	17.5	70.5
Foreign exchange and other non-operating expense	(0.2)	(0.1)	—	(0.1)	(0.2)
Non-recurring(i)	10.4	10.6	2.3	2.9	11.2
Stock-based compensation(ii)	2.5	2.9	0.7	0.6	2.8
Compensation related(iii)	1.6	(0.4)	(0.3)	0.1	0
Restructuring charge(iv)	6.1	1.2	0.2	—	1.0
Non-cash charges(v)	0.4	0.1	1.1	(0.1)	(1.1)

Adjusted EBITDA(vi)	$78.8	$82.2	$18.9	$20.9	$84.2

(i)	Represents non-recurring employee related cost adjustments such as bonus, severance and corporate allocations.

(ii)	Represents the non-cash charge for stock based compensation.

(iii)	Primarily represents a true-up bonus expense to actual amounts paid.

(iv)	Represents a charge related to the fourth quarter 2013 restructuring of the business.

(v)	Primarily represents removing the results of a small business divested and a reversal of excess reserves recorded in prior periods for inventory subsequently sold.

(vi)	Anixter International estimates that it would have incurred the following incremental costs to support the Power Solutions business. Adjusting for these costs, Combined EBITDA would have resulted in the following:

	Fiscal Period Ended		Three Months Ended		Twelve Months Ended
	February 2, 2014	February 1, 2015	May 4, 2014	May 3, 2015	May 3, 2015
(In millions)
Adjusted EBITDA	$78.8	$82.2	$18.9	$20.9	$84.2
Incremental costs	(4.7)	(4.7)	(1.2)	(1.2)	(4.7)

Combined EBITDA	$74.1	$77.5	$17.7	$19.7	$79.5